EXHIBIT 99.1

                                    DSI TOYS, INC.

                      AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                       CHARTER

I.    PURPOSE

      The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (i) the financial reports and other financial information provided by the Corporation to any governmental body or the public; (ii) the Corporation's systems of internal controls regarding finance, accounting and legal compliance that management and the Board have established; and (iii) the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

            o Serve as an independent and objective entity to monitor the Corporation's financial reporting processes and internal control systems.

            o Review and appraise the audit efforts of the Corporation's independent accountants and internal accounting department.

            o Provide an open avenue of communication among the independent accountants, financial and senior management, the internal accounting department, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.   COMPOSITION

      The Audit Committee shall be comprised of three or more directors, as determined by the Board, each of whom shall be independent directors as defined in Rule 4200 of the National Association of Securities Dealer's listing standards, and free from any relationship that, in the opinion of the Board, (as such opinion is informed by any applicable rules of the Securities and Exchange Commission and the listing requirements of the applicable securities market) would interfere with the exercise of his or her independent judgment as a member of the
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      Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices.

      The members of the Committee shall be elected annually by the Board. Unless a Chair is elected by the full Board, the members of the Committee shall designate a Chair by majority vote of the full Committee membership.

III.  MEETINGS

      The Committee shall meet at least four times annually, or more frequently as circumstances dictate. Some of the meetings may be telephonic. As part of its job to foster open communication, the Committee as a whole should meet at least annually with management, the Corporation's Chief Financial Officer, and the Corporation's independent accountants in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee or at least its Chair, should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with IV.4. below

IV.   RESPONSIBILITIES AND DUTIES

      To fulfill its responsibilities and duties the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

      1. At least annually, or as conditions dictate, review and update (if deemed desirable) this Charter.

      2. Review the Corporation's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

      3. Discuss with financial management and the independent accountants each 10-Q prior to its filing or prior to the release of earnings.

INDEPENDENT ACCOUNTANTS

      4. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.
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      5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

      6. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Corporation's financial statements.

FINANCIAL REPORTING PROCESSES

      7. In consultation with the independent accountants and the internal auditors, review the integrity of the Corporation's financial reporting processes, both internal and external.

      8. Consider the independent accountants' judgements about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

      9. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants or management.

PROCESS IMPROVEMENT

      10. Establish regular and separate systems of reporting to the Audit Committee by management, the independent accountants and the internal auditors regarding any significant judgements made in management's preparation of the financial statements, and the view of each as to appropriateness of such judgements.

      11. Following completion of the annual audit, review separately with management, the independent accountants and the internal accounting department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

      12. Review any significant disagreement(s) among management and the independent accountants or the internal accounting department in connection with the preparation of the financial statements.

      13. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.
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LEGAL COMPLIANCE

      14. Review, with the Corporation's counsel, legal compliance matters including corporate securities trading policies.

      15. Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

      16. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Audit Committee deems necessary or appropriate.